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-----------------                         U.S. SECURITIES AND EXCHANGE COMMISSION                       ----------------------------
| F  O  R  M  3 |                                  Washington, D.C. 20549                               |       OMB APPROVAL       |
-----------------                                                                                       |--------------------------|
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES               |OMB Number       3235-0104|
                                                                                                        |Expires: October 31, 2001 |
                                                                                                        |Estimated average burden  |
                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,        |hours per response.....0.5|
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or          ----------------------------
                                 Section 30(f) of the Investment Company Act 1940

(Print or Type response)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event Re-    |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |quiring Statement      |                                                                 |
|                                        |(Month/Day/Year)       | Ramtron International Corporation  (RMTR)                       |
|    Eggers, Harald                      |      May 31, 2001     |                                                                 |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|    (Last)      (First)       (MI)      |3.IRS Idenification    |5.Relationship of Reporting Person(s)|6.If Amendment, Date of    |
|                                        |  Number of Reporting  |to Issuer (Check all applicable)     |Original (Month/Day/Year)  |
|  Gustav-Heinemann-Ring 212             |  Person, if an entity |                                     | n/a                       |
|----------------------------------------|  (voluntary)          | X Director           ---10% Owner   |---------------------------|
|            (Street)                    |                       |---Officer            ---Other       |7.Individual or Joint/Group|
|                                        |                       |   (give title below)    (specify    |Filing (Check Applicable   |
|    Munich, Germany D-81739             |                       |                          below)     |Line)                      |
|----------------------------------------|                       |                                     | X  Form filed by One      |
|    (City)     (State)       (Zip)      |                       |                                     |    Reporting Person       |
|                                        |                       |-------------------------------------|--- Form filed by More than|
|                                        |                       |                                     |    One Reporting Person   |
====================================================================================================================================
|                                              TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Amount of Securities |3.Ownership Form:         |4.Nature of Indirect Beneficial Ownership      |
|  (Instr. 4)                   |  Beneficially Owned   |  Direct (D) or Indirect  |  (Instr. 5)                                   |
|                               |  (Instr. 4)           |  (I) (Instr. 5)          |                                               |
|-------------------------------|-----------------------|--------------------------|-----------------------------------------------|
|                               |                       |                          |                                               |
| NONE                          |                       |                          |                                            |
|-------------------------------|-----------------------|--------------------------|-----------------------------------------------|
|                               |                       |                          |                                               |
|-------------------------------|-----------------------|--------------------------|-----------------------------------------------|
|                               |                       |                          |                                               |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (3-99)

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FORM 3 (continued) TABLE II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative Security|2.Date         |3.Title and Amount of Securities |4.Conver- |5.Ownership|6.Nature of Indirect      |
|(Instr. 4)                    |Exercisable and|  Underlaying Derivative Security|sion or   |Form of    |Beneficial Ownership      |
|                              |Expiration Date|  (Instr. 4)                     |Exercise  |Derivative |(Instr. 5)                |
|                              |(Month/Day/Year|                                 |Price of  |Security:  |                          |
|                              |---------------|---------------------------------|Derivative|Direct (D) |                          |
|                              |Date   |Expira-|   Title               |Amount or|Security  |or Indirect|                          |
|                              |Exer-  |tion   |                       |Number of|          |(I)        |                          |
                               |cisable|Date   |                       |Shares   |          |(Instr. 5) |                          |
|------------------------------|-------|-------|-----------------------|---------|----------|-----------|--------------------------|
|                              |       |       |                       |         |          |           |                          |
|                              |       |       |                       |         |          |           |                          |
|------------------------------|-------|-------|-----------------------|---------|----------|-----------|--------------------------|
|                              |       |       |                       |         |          |           |                          |
|------------------------------|-------|-------|-----------------------|---------|----------|-----------|--------------------------|
|                              |       |       |                       |         |          |           |                          |
|------------------------------|-------|-------|-----------------------|---------|----------|-----------|--------------------------|
|                              |       |       |                       |         |          |           |                          |
====================================================================================================================================
Explanation of Responses:


**   Intentional misstatements or omissions of facts constitute                /S/ Harald Eggers                          6-8-01
     Federal Criminal Violations.  See 18 U.S.C. 1001 and                     -----------------------------------------  --------
     15 U.S.C. 78ff(a).                                                       Harald Eggers                               Date
                                                                              **Signature of Reporting Person

                                                                                                                     SEC 1473 (3-99)
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